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                                                                      EXHIBIT 2

                            STOCK PURCHASE AGREEMENT

                                   DATED AS OF

                                DECEMBER 3, 2002

                                 BY AND BETWEEN

                       FLORIDA EAST COAST INDUSTRIES, INC.

                                       AND

                              ODYSSEY TELECORP, INC

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                                TABLE OF CONTENTS

DESCRIPTION                                                                PAGE

ARTICLE 1 - DEFINITIONS.......................................................1

ARTICLE 2 - PURCHASE AND SALE OF SHARES.......................................7
        Section 2.1   Closing.................................................7
        Section 2.2   Purchase and Sale of Shares.............................7
        Section 2.3   Purchase Price..........................................7
        Section 2.4   Earnout Amount:  Audit Rights of Seller.................7
        Section 2.5   Bank Account Matters....................................8

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF SELLER..........................9
        Section 3.1   Organization............................................9
        Section 3.2   Authorization of Transaction............................9
        Section 3.3   Seller Noncontravention.................................9
        Section 3.4   Financial Statements....................................9
        Section 3.5   Capitalization.........................................10
        Section 3.6   Absence of Changes.....................................10
        Section 3.7   Tax Matters............................................11
        Section 3.8   Contracts..............................................12
        Section 3.9   Real Property..........................................13
        Section 3.10  Intellectual Property..................................13
        Section 3.11  Litigation.............................................13
        Section 3.12  Labor and Employment...................................13
        Section 3.13  Legal Compliance.......................................14
        Section 3.14  Permits................................................14
        Section 3.15  Brokers' Fees..........................................14
        Section 3.16  Bank Accounts..........................................14
        Section 3.17  Intercompany Obligation................................14
        Section 3.18  Limitation on Warranties...............................14

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF PURCHASER......................15
        Section 4.1   Organization...........................................15
        Section 4.2   Authorization of Transaction...........................15
        Section 4.3   Purchaser Noncontravention.............................15
        Section 4.4   Litigation.............................................15
        Section 4.5   Availability of Funds..................................15
        Section 4.6   Brokers' Fees..........................................15
        Section 4.7   Investment Intent......................................15
        Section 4.8   Plan of Purchaser......................................15

ARTICLE 5 -  SECTION 338(H)(10) ELECTION.....................................16
        Section 5.1   Section 338(h)(10) Election............................16

ARTICLE 6 - POST-CLOSING COVENANTS...........................................16
        Section 6.1   General................................................16
        Section 6.2   Litigation Support.....................................16

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        Section 6.3   Agreements Regarding Tax Matters.......................16
        Section 6.4   Records and Documents..................................18
        Section 6.5   Use of Seller's Trademarks.............................18
        Section 6.6   Non-Competition........................................18
        Section 6.7   Non-Solicitation of Employees..........................19
        Section 6.8   Employee Benefits Matters..............................19
        Section 6.9   Insurance Matters......................................21
        Section 6.10  Guaranteed Obligations.................................22
        Section 6.11  Series A Preferred Stock...............................22
        Section 6.12  EPIK Latin America.....................................22
        Section 6.13  360networks Claim......................................23
        Section 6.13  Amendment to FECR License..............................23

ARTICLE 7 - CLOSING CONDITIONS...............................................23
        Section 7.1   Conditions to Obligation of Purchaser..................23
        Section 7.2   Conditions to Obligation of Seller.....................24

ARTICLE 8 - REMEDIES FOR BREACHES OF THIS AGREEMENT..........................25
        Section 8.1   Indemnification by Seller..............................25
        Section 8.2   Indemnification by Purchaser...........................26
        Section 8.3   Procedure for Indemnification..........................26
        Section 8.4   Certain Limitations....................................27
        Section 8.5   Certain Benefits.......................................27
        Section 8.6   Treatment of Indemnity Payments........................27

ARTICLE 9 - MISCELLANEOUS....................................................27
        Section 9.1   Survival of Obligations................................27
        Section 9.2   Public Announcements...................................27
        Section 9.3   Expenses...............................................27
        Section 9.4   Disclosure Schedules...................................28
        Section 9.5   Specific Performance...................................28
        Section 9.6   Amendment; Successors and Assigns......................28
        Section 9.7   Waiver.................................................28
        Section 9.8   Severability...........................................29
        Section 9.9   Counterparts...........................................29
        Section 9.10  Descriptive Headings...................................29
        Section 9.11  Notices................................................29
        Section 9.12  No Third-Party Beneficiaries...........................30
        Section 9.13  Force Majeure..........................................30
        Section 9.14  Confidentiality........................................30
        Section 9.15  Entire Agreement.......................................31
        Section 9.16  Construction...........................................31
        Section 9.17  Schedules..............................................31
        Section 9.18  Consent to Jurisdiction................................31
        Section 9.19  Governing Law..........................................31

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                                    SCHEDULES

Schedule 3.4    Financial Statements
Schedule 3.5    Capitalization
Schedule 3.6    Absence of Changes
Schedule 3.7    Tax Matters
Schedule 3.8    Contracts
Schedule 3.9    Real Property
Schedule 3.10   Intellectual Property
Schedule 3.11   Litigation
Schedule 3.12   Labor and Employment
Schedule 3.16   Bank Accounts
Schedule 6.3    Certain Pre-Closing Taxes Paid by Purchaser
Schedule 6.9    Transition Insurance Policies
Schedule 6.10   Guaranteed Obligations


                                    EXHIBITS

Exhibit A       Form of Escrow Agreement
Exhibit B       Form of Registration Rights Agreement
Exhibit C       Form of Stock Purchase Warrant







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                            STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT, dated effective as of December 3, 2002, is made by and between Florida East Coast Industries, Inc., a Florida corporation (the "Seller"), and Odyssey Telecorp, Inc., a Delaware corporation (the "Purchaser").

                                    RECITALS

         WHEREAS, this Agreement contemplates a transaction in which Purchaser will acquire, in exchange for cash, all of the issued and outstanding shares of Class A common stock, $.10 par value per share (the "Shares"), of EPIK Communications Incorporated, a Delaware corporation (the "Company").

         WHEREAS, the Company has issued and outstanding shares of Series A preferred stock, $.10 par value per share ("Series A Preferred Stock"), which shares of Series A Preferred Stock shall be redeemed, retired or cancelled at or prior to the closing of the stock purchase transaction contemplated by this Agreement.

         WHEREAS, Seller owns all of the Shares, which shares shall at the time of the closing of the transactions contemplated by this Agreement constitute all of the issued and outstanding shares of capital stock of the Company.

         WHEREAS, Purchaser desires to purchase and acquire from Seller, and Seller desires to sell and transfer to Purchaser, the Shares, on the terms and subject to the conditions set forth in this Agreement.

         NOW THEREFORE, in consideration of the mutual agreements contained herein, and for other good and valuable consideration, the value, receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         For purposes of this Agreement, the following terms have the meanings set forth below:

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

         "Affiliated Group" has the meaning set forth in Section 1502 of the Code (or any analogous combined, consolidated or unitary group defined under any state, local or foreign income Tax Law of which the Company is or has been a member).

         "Agreement" means this Stock Purchase Agreement, as the same may be amended from time to time in accordance with its terms.

         "Allocation Statement" has the meaning set forth in Section 5.6(a).

         "Arbiter" has the meaning set forth in Section 2.4(c).

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         "Asset Transfer Agreement" means that Asset Transfer Agreement dated as of the Closing Date by and between the Company and EPIK Latin America.

         "Bank Accounts" means those bank accounts of the Company set forth on
Schedule 3.16.

         "Cash Purchase Price" has the meaning set forth in Section 2.3.

         "Claims" has the meaning set forth in Section 8.2(a).

         "Closing" has the meaning set forth in Section 2.1.

         "Closing Date" has the meaning set forth in Section 2.1.

         "Closing Time" has the meaning set forth in Section 2.1.

         "Code" means the Internal Revenue Code of 1986, as amended (together with the rules and regulations thereunder).

         "Company" has the meaning set forth in the Recitals.

         "Company Claims" has the meaning set forth in Section 6.9.

         "Company Contracts" has the meaning set forth in Section 3.8(a).

         "Company Intellectual Property" means all patents, patent applications, licenses, trademarks, trade names, domain names, computer software, data, copyrights, documentation, trade secrets, confidential business information (including formulas, compositions, inventions, manufacturing and production processes and techniques, technical drawings and designs, technical data, customer and supplier data, pricing and cost information), associated goodwill, all results and other information related to any research and development project, including all rights thereunder, remedies against infringement and rights to protection of interests therein under the Laws of all jurisdictions, in each case to the extent legally assignable and used exclusively by the Company or the Subsidiaries as of the Closing Date.

         "Company Liabilities" has the meaning set forth in Section 6.9(d).

         "Competitive Business" means the business of serving as a "carriers' carrier" providing wholesale bandwidth, IP, waves and dark fiber (and related collocation) to competitive local exchange carriers, Internet service providers, long distance companies and wireless and international telecom services providers in Florida and Georgia; provided, however, that the term "Competitive Business" shall not include any telecommunications-related activities of the type engaged in by Seller or any of its other Affiliates (other than the Company) that are comparable to activities which are or have been undertaken by Seller or any of its other Affiliates on or prior to the date hereof, as well as
(i) leasing or selling conduit to telecommunications companies and entering into agreements with such companies to grant the access and use of certain property of Seller or any of its other Affiliates (other than the Company), including, without limitation, the property of Florida East Coast Railway, LLC, (ii) using, leasing or selling dark fiber owned by Seller or any of its other Affiliates (other than the Company) immediately after the Closing, and

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(iii) the provision of private network or other similar services related to the internal telecommunications or data transmission requirements of Seller and its other Affiliates.

         "Credit and Pledge Agreement" means the Credit and Pledge Agreement, dated March 22, 2001, among Seller, the banks parties thereto, Bank of America, N.A., as administrative agent, First Union National Bank, as syndication agent, and SunTrust Bank, as documentation agent, as amended as of November 9, 2001 and as the same may be further amended from time to time.

         "Deductible" has the meaning set forth in Section 8.1(b).

         "Designated Auditor" means that auditor designated in Exhibit A to the Escrow Agreement.

         "Disclosure Schedules" means, collectively, the various Schedules referred to in this Agreement.

         "Earnout Amount" has the meaning set forth in Section 2.3.

         "Earnout Objection Notice" has the meaning set forth in Section 2.4(c).

         "Employee Welfare Benefit Plan" has the meaning set forth in Section 3(1) of ERISA, without regard to the exclusions described in DOL Reg. Section 2510-3.1.

         "Employees" means collectively, all of (a) the employees of the Company and its Subsidiaries who are employed as of the Closing Date, and (b) the former employees of the Company and its Subsidiaries terminated prior to the Closing Date to whom the Company, Seller or any of their respective Affiliates has a remaining obligation to provide a benefit or compensation.

         "EPIK Latin America" means EPIK Latin America, Inc., a Florida corporation and a wholly owned subsidiary of Seller as of the Closing.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended (together with the rules and regulations thereunder).

         "Escrow Agreement" means the Escrow Agreement dated as of the Closing Date by and among the Seller, the Purchaser and Wachovia Bank NA, as escrow agent, attached hereto as Exhibit A.

         "FCC" means the U.S. Federal Communications Commission.

         "FECR" means Florida East Coast Railway, LLC, a Florida limited liability company and wholly owned subsidiary of Seller.

         "Financial Statements" has the meaning set forth in Section 3.4(a).

         "Force Majeure Event" has the meaning set forth in Section 9.13.

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         "GAAP" means United States generally accepted accounting principles, as in effect as of the date of this Agreement.

         "Governmental Entity" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other agency or instrumentality of any government, whether federal, state or local, in the United States.

         "Indemnitee" has the meaning set forth in Section 8.3.

         "Indemnitor" has the meaning set forth in Section 8.3.

         "Independent Accounting Firm" has the meaning set forth in Section 2.4(e).

         "Intercompany Obligation" means the aggregate amounts payable to Seller or any Affiliates by the Company and or the Company's Subsidiaries as of the Closing Date, excluding (i) post-Closing obligations to Florida East Coast Railway, L.L.C. under blanket license agreements with the Company with respect to right-of-way crossings and under indefeasible rights of use agreements with the Company, and (ii) other post-Closing obligations to the Seller or its Affiliates expressly contemplated by this Agreement or any post-Closing transition services agreements.

         "Interim Balance Sheet" has the meaning set forth in Section 3.4(a).

         "Interim Financial Statements" has the meaning set forth in Section 3.4(a).

         "International Section 214 Authorization" means the International Telecommunications Certificate (ITC-214-20010810-00427) granted to the Company by the FCC and authorizing, as of September 7, 2001, the provision of global or limited global facilities-based and resale service.

         "IP" means Internet protocol, as such term is commonly understood and used in the telecommunications industry.

         "IRS" means the United States Internal Revenue Service or any successor thereto.

         "Laws" means any applicable federal, state or local, law, statute, rule, regulation, ordinance, permit, order, writ, injunction, judgment or decree.

         "Lien" means any lien, pledge, security interest, charge, claim or other encumbrance.

         "Material Adverse Effect" means an effect on the Company's business or assets which is shown to have had a measurable, material, and adverse impact on the operational results or financial condition of the Company and the Subsidiaries taken as a whole, or the ability of Seller to consummate the transactions contemplated hereby; provided, however, that the term "Material Adverse Effect" shall not include any change in, or effect on, the Company directly or indirectly arising out of or attributable to (a) any change in Law,
(b) changes or effects that generally affect (i) the industry in which the Company operates, or (ii) any of the markets for wholesale bandwidth, waves, IP services, collocation, hosting or dark fiber, (c) the initiation by any Person other than the Company or the Subsidiaries of proceedings under Chapter 11 of the United States

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Bankruptcy Code or other similar statutes or laws or any adverse developments related to any such proceeding, (d) changes in general economic, regulatory or political conditions, or (e) changes arising out of, or attributable to, the announcement of the execution of this Agreement, the consummation of the transactions contemplated hereby or the identity of Purchaser or effects caused by or under the responsibility of Purchaser.

         "Net Cash Revenues" shall mean for the relevant period gross contractual revenues received from the Company's customer base existing as of the Closing Date (including any revenues related to the renewal or extension, with respect to quantity or geographic scope, of services currently provided on the Company's network (as in existence on the Closing Date) provided to such customers or their Affiliates following the Closing), less the cash cost of any directly attributable third party circuits and interconnect charges necessary to provide services to such customers.

         "Permits" means all licenses, permits, franchises, certificates of authority or orders, or any waiver of the foregoing, issued by any Governmental Entity.

         "Person" means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or Governmental Entity.

         "Post-Closing Periods" shall mean that portion of any taxable period occurring and ending after the Closing Date.

         "Pre-Closing Periods" shall mean that portion of any taxable period occurring or ending before the Closing Date.

         "Purchase Price" has the meaning set forth in Section 2.3.

         "Purchaser" has the meaning set forth in the Preamble.

         "Purchaser Claims" has the meaning set forth in Section 8.1(a).

         "Purchaser Indemnified Party" has the meaning set forth in Section 8.1(a).

         "Registration Rights Agreement" means the Registration Rights Agreement dated as of the Closing Date by and between the Purchaser and the Seller, attached hereto as Exhibit B.

         "Required Account Balance" has the meaning set forth in Section 2.5(a).

         "Schedule" means, unless the context otherwise requires, the referenced
Schedule included in the Disclosure Schedules.

         "SEC" means the U.S. Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Seller" has the meaning set forth in the Preamble.

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         "Seller Claims" has the meaning set forth in Section 8.2(a).

         "Seller Parties" means Seller, the Company and the Subsidiaries.

         "Seller Indemnified Parties" has the meaning set forth in Section
8.2(a).

         "Seller's Insurance Policies" has the meaning set forth in Section 6.9(d).

         "Seller's Knowledge" means the actual knowledge of E. Craig Sanders, Carlos L. Rojas, Ken Stauffer, Michelle Westich, Pat Calvert or Tim Williams.

         "Series A Preferred Stock" has the meaning set forth in the Recitals.

         "Shares" has the meaning set forth in the Recitals.

         "Stock Purchase Warrant" means the Stock Purchase Warrant dated as of the Closing Date issued by the Purchaser to the Seller, attached hereto as Exhibit C.

         "Subsidiaries" means (a) EPIK Leasing Company, a Delaware corporation and a wholly owned subsidiary of the Company, (b) EPIK NAP, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, (c) EPIK Chile, S.A., a Chilean corporation and subsidiary of the Company, and (d) EPIK Venezuela, C.A., a Venezuelan corporation and subsidiary of the Company.

         "Tax Authority" means any governmental authority having the power to regulate, impose or collect Taxes, including, but not limited to, the IRS and any similar state agency or department of revenue.

         "Tax Controversy" has the meaning set forth in Section 6.3(f).

         "Tax Returns" means any returns, forms, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment, collection, payment or refund of any Taxes of the Affiliated Group, any members of the Affiliated Group, the Company or any Affiliates of such parties or the administration of any Laws relating to any Taxes.

         "Taxes" means all federal, state, county, municipal, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, intangibles, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect to the foregoing, including any transferee or secondary liability for a tax and any liability assumed by agreement or arising as a result of being or ceasing to be a member of any Affiliated Group, or being included or required to be included in any Tax Return relating thereto.

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         "Treasury Regulations" shall mean all final, temporary and proposed treasury regulations promulgated under the Code.

         "Year-End Financial Statements" has the meaning set forth in Section
3.4.

                                   ARTICLE 2
                           PURCHASE AND SALE OF SHARES

         Section 2.1 Closing. Unless this Agreement has been terminated in accordance with its terms, or unless another date, time or place is agreed to in writing by the parties, the closing of the transactions contemplated herein (the "Closing") will take place at 2:00 p.m., local time, on December 3, 2002, (the "Closing Date"), at the offices of Jenner & Block, LLC, 601 Thirteenth Street, NW, Washington, DC 20005. The actual time on the Closing Date at which the Closing occurs shall be referred to as the "Closing Time".

         Section 2.2 Purchase and Sale of Shares. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser will purchase from Seller, and Seller will sell, transfer, assign, convey and deliver to Purchaser, all of Seller's right, title and interest in and to the Shares.

         Section 2.3 Purchase Price. On the terms and subject to the conditions set forth in this Agreement, effective as of the Closing, Purchaser agrees that it will pay Seller: (a) cash in the amount of Five Hundred Thousand Dollars ($500,000) to be delivered to Seller at the Closing; (b) an amount of cash equal to the lesser of (i) seventy-five percent (75%) of the Net Cash Revenues generated in the twenty four (24) month period following the Closing, or (ii) Thirty Million Dollars ($30,000,000) (the "Earnout Amount"), together with a written calculation thereof, within ninety (90) days after the second anniversary of the Closing (collectively with the amount specified in clause
(a), the "Cash Purchase Price"); and (c) the warrant or warrants, in substantially the form attached hereto as Exhibit C, granting Seller the right to acquire fifteen (15) percent (on a fully diluted basis) of the shares of common stock, $0.01 par value, of Purchaser following the Closing with an exercise price of Seven Million Dollars ($7,000,000) (the "Warrants"). The portion of the Cash Purchase Price specified in clause (a) above shall be paid at the Closing by bank wire transfer of immediately available funds to an account or accounts designated in writing by Seller, and the portion of the Cash Purchase Price specified in clause (b) above shall be paid within ninety (90) days after the second anniversary of the Closing in the same manner.

         Section 2.4 Earnout Amount: Audit Rights of Seller.

         (a) Immediately following the date that the Earnout Amount and written calculation are due pursuant to Section 2.3 above, Seller's accountants and representatives will be afforded reasonable access to any and all documents used by Purchaser or its representatives to calculate the Earnout Amount and any other relevant books, workpapers or records necessary to determine the accuracy of such calculation.

         (b) Each of the parties will pay its own costs for the preparation and review of the Earnout Amount and the calculation thereof. The parties will agree to reasonable extensions of the time limits set forth in this Section 2.4, but only to the extent necessary to obtain or respond to relevant information.

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         (c) On or prior to the 45th day after the date that the Earnout Amount is due to Seller, Seller will have the right to provide a written notice to Purchaser stating in reasonable detail Seller's objections (an "Earnout Objection Notice") to the calculation of the Earnout Amount. If Seller does not provide such notice within the 45-day period, then the Earnout Amount calculated by Purchaser will be binding on the parties, and will not be subject any form of review or appeal.

         (d) If Seller provides Purchaser with a timely Earnout Objection Notice as described in Section 2.4(c), Seller and Purchaser will attempt in good faith to resolve their disputes as reflected in the Earnout Objection Notice, and any adjustment to the Earnout Amount at issue will be agreed upon in writing by Seller and Purchaser, and will be conclusive and binding upon the parties and not subject to any form of review or appeal.

         (e) If Seller and Purchaser do not resolve all disputes reflected in the Earnout Objection Notice on or prior to the 30th day after the Earnout Objection Notice is delivered, then Seller and Purchaser will, within ten days thereof, agree upon and retain the Designated Auditor to determine the correct calculation of the Earnout Amount, based solely on its resolution of the disputed matters set forth in the Earnout Objection Notice as presented and not on independent review, other than the Designated Auditor's due inquiry of each of the parties, as soon as practicable. The Designated Auditor will deliver its written resolution within 30 days of its engagement for purposes of this Section
2.4. The Earnout Amount determined by the Designated Auditor will be conclusive and binding upon the parties for purposes of this Section 2.4, and not be subject to any form of review or appeal. The fees and expenses of the Designated Auditor will be paid 50% by Purchaser and 50% by Seller.

         (f) Any increase in the Earnout Amount will be paid to Seller within ten days of final calculation as agreed upon by the parties or as determined by the Designated Auditor in accordance with this Section 2.4. Any decrease in the Earnout Amount will be paid to Purchaser within ten days of final calculation as agreed upon by the parties or as determined by the Designated Auditor in accordance with this Section 2.4.

         Section 2.5 Bank Account Matters.

         (a) At the Closing Time, the collective balance of the Bank Accounts will be no less than the total amount of all checks issued on the Bank Accounts prior to December 4, 2002 that also remain outstanding at the Closing Time, less a float allowance of $100,000 (the "Required Account Balance").

         (b) To the extent that the collective balance of the Bank Accounts at the Closing Time is less than the Required Account Balance, the Seller will reimburse the Purchaser for such difference. To the extent that the collective balance of the Bank Accounts at the Closing Time is greater than the Required Account Balance, the Purchaser will reimburse the Seller for such difference.

         (c) Commencing the first business day after Closing, any funds received in the Seller's lockbox for the Company will be remitted to the Company on the first business day following the receipt of such funds. Any funds in the Seller's lockbox for the Company, which were received prior to the first business day after Closing, will be retained by the Seller.

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                                   ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Purchaser as follows:

         Section 3.1 Organization.

         (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Seller is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership or lease of its assets or the operation of its business requires such qualification or license, except where the failure to so qualify or be so licensed would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         (b) Each of the Company and the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of the Company and the Subsidiaries is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership or lease of its assets or the operation of its business requires such qualification or license, except where the failure to so qualify or be so licensed would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company and the Subsidiaries has all requisite corporate power and authority to carry on the business currently conducted by it.

         Section 3.2 Authorization of Transaction. Seller has full corporate power and authority to execute, deliver and perform as required by this Agreement, and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and constitutes the valid and legally binding obligation of Seller, enforceable against it in accordance with its terms and conditions, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights, or by general equity principles, including principles of commercial reasonableness, good faith and fair dealing.

         Section 3.3 Seller Noncontravention . Neither the execution and delivery of this Agreement by Seller, nor the consummation by Seller of the transactions contemplated hereby, will conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of any of the Seller Parties; except to the extent that such conflict or breach would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         Section 3.4 Financial Statements.

         (a) Set forth on Schedule 3.4 of the Disclosure Schedules are correct and complete copies of (i) the audited consolidated balance sheets of the Company and the Subsidiaries as of December 31, 2001, December 31, 2000 and December 31, 1999 and the related consolidated statements of income and cash flows for, in the case of the December 31, 1999 balance sheet, the eight-month period then ended, and the case of the December 31, 2000 and 2001 balance sheets, the year then ended (the "Year-End Financial Statements"), and (ii) the unaudited consolidated balance sheet of the Company and the Subsidiaries as of September 30, 2002 (the "Interim Balance Sheet") and the related consolidated statements of income and cash flows for the ten (10) month period then ended (the "Interim Financial Statements," and collectively with the

Year-End Financial Statements, the "Financial Statements"). Except as set forth on Schedule 3.4, the Financial Statements were prepared in accordance with GAAP, consistently applied, and present fairly in all material respects the financial position and the results of operations of the Company and the Subsidiaries as of the dates and for the periods indicated therein, and in the case of the Interim Financial Statements subject to normal year-end adjustments, any other adjustments described therein and the absence of footnotes and other presentation items.

         (b) Except as included on the Interim Balance Sheet or as set forth in
Schedule 3.4 of the Disclosure Schedules, the Company does not have any debts, liabilities or obligations of any nature, other than (i) liabilities incurred in the ordinary and usual course of business since the date of the Interim Balance Sheet, (ii) liabilities not required by GAAP to be included on a pro forma balance sheet, and (iii) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         Section 3.5 Capitalization. The authorized capital stock of the Company consists of 11,000,000 shares, of which (a) 10,000,000 shares are common stock, $.10 par value per share, which stock is further divided into two classes consisting of 9,500,000 shares of Class A common stock and 500,000 shares of Class B common stock, and (b) 1,000,000 shares are Series A Preferred Stock. As of the date of this Agreement, 9,500,000 shares of Class A common stock, no shares of Class B common stock and no shares of Series A Preferred Stock are issued and outstanding. All of the issued and outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. Seller holds of record and owns beneficially all of the Shares free and clear of any restrictions on transfer (other than restrictions under the Securities Act and applicable state securities laws), Liens, options, warrants, purchase rights, commitments, claims or demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other commitments that could require Seller to sell, transfer or otherwise dispose of any capital stock of the Company or that could require the Company or any of the Subsidiaries to issue, sell or otherwise cause to become outstanding any of its own capital stock. Except as set forth on Schedule 3.5 of the Disclosure Schedules, there are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. The minute books and stock record books of the Company are correct and complete in all material respects. Except for the Subsidiaries, the Company does not control directly or indirectly or have any direct or indirect equity ownership or participation in any Person.

         Section 3.6 Absence of Changes. Since August 31, 2002, except as set forth in Schedule 3.6 of the Disclosure Schedules:

         (a) the Company has not sold, leased, transferred or assigned any material tangible or intangible assets, other than in the ordinary course of business except for those assets identified in Schedule 3.6(a);

         (b) the Company has not, directly or indirectly, caused or induced a pre-payment or otherwise accelerated the payment or collection of any customer revenues (regardless of whether payable monthly or otherwise);

         (c) no party (including the Company) has accelerated, terminated or cancelled any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) involving more than $1,000,000 to which the Company is a party or by which it is bound;

         (d) the Company has not delayed or postponed the payment of accounts payable and other material liabilities outside the ordinary course of business or paid, discharged or satisfied any material liability, debt or obligation outside the ordinary course of business;

         (e) the Company has not cancelled, compromised, waived or released any right or claim (or series of related rights and claims) involving more than $1,000,000 outside the ordinary course of business;

         (f) the Company has not experienced any damage, destruction or loss (not covered by insurance) to any of its property that has a Material Adverse Effect on the Company; and

         (g) the Company has not committed to do any of the foregoing.

         Section 3.7 Tax Matters. Except as set forth in Schedule 3.7 of the Disclosure Schedules:

         (a) each of the Company and the Subsidiaries has timely filed all Tax Returns that it was required to file, and has timely paid all Taxes shown thereon as owing, except where the failure to timely file Tax Returns or to timely pay Taxes would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

         (b) Schedule 3.7 of the Disclosure Schedules contains a list of all Tax Returns filed with respect to the Company and the Subsidiaries for taxable periods ended on or after December 31, 1999, and indicates which of those Tax Returns that have been audited or which currently are the subject of an ongoing audit. The Company has made available to Purchaser correct and complete copies of (i) all Tax Returns filed by the Company or, in the case of those Tax Returns of Seller which include the Company, pro forma tax information of the Company and the Subsidiaries, and (ii) examination reports and statements of deficiencies assessed against or agreed to by any of the Company and its Subsidiaries since December 31, 1999;

         (c) the Company has not waived, extended or tolled (under a tolling or other similar agreement) any statute of limitations in respect of Taxes, or agreed to any extension of time with respect to a Tax assessment or deficiency;

         (d) any Tax allocation or sharing agreements will be terminated at Closing;

         (e) the transactions contemplated by this Agreement are not subject to tax withholding pursuant to the provisions of Section 3406 or Subchapter A of Chapter 3 of the Code or any other provision of applicable Law;

         (f) there are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company or the Subsidiaries;

         (g) Seller is not a Person other than a United States Person within the meaning of the Code; and

         (h) the Company has never been a member of an Affiliated Group other than the Affiliated Group of which Seller is the parent corporation.

         Section 3.8 Contracts.

         (a) To Seller's Knowledge, Seller has delivered or made available to Purchaser copies of all of the following written agreements, contracts or other binding commitments to which the Company or a Subsidiary is a party as of the date hereof or with respect to which Seller has guaranteed the obligations of the Company or any Subsidiary (collectively, the "Company Contracts"):

             (i) material mortgage, loan, security agreement, indenture, note or other instrument relating to borrowing of money;

             (ii) guarantee of any material obligation;

             (iii) agreement for the sale or lease by the Company or a Subsidiary to any Person of any material amount of its assets, products or services outside the ordinary course of business ;

             (iv) agreement requiring the payment by the Company or a Subsidiary of more than $1,000,000 in any 12-month period for the purchase or lease of any machinery, equipment or other capital assets;

             (v) employment, severance or consulting agreement or agreement providing for severance payments by the Company in the event of the sale of the Company, excluding any such agreements that will be fully performed as of December 31, 2002, or involving liabilities on the part of the Company of less than $50,000 per contract outstanding as of December 31, 2002;

             (vi) partnership, joint venture or teaming agreement;

             (vii) license of patent, trademark or other material Company Intellectual Property rights;

             (viii) agreement between (A) the Company or a Subsidiary and
(B) Seller or any of its other subsidiaries;

             (ix) any other agreement requiring the payment to the Company or a Subsidiary by any other Person (other than Seller or any of its other subsidiaries) of more than $1,000,000 in any 12-month period; and

             (x) any other agreement requiring the payment by the Company or a Subsidiary to any Person (other than Seller or any of its other subsidiaries) of more than $1,000,000 in any 12-month period.

         (b) Each Company Contract is a valid, binding and enforceable obligation of the applicable Seller Party, and, to Seller's Knowledge, of the other party or parties thereto except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights, or by general equity principles, including principles of commercial reasonableness, good faith and fair dealing, and to Seller's Knowledge, each Company Contract is in full force and effect.

         (c) To Seller's Knowledge, neither the applicable Seller Party nor any other party thereto is in breach of or default under any term of any Company Contract or has repudiated any term of any Company Contract, except as set forth in Schedule 3.8 of the Disclosure Schedules and except for any such breaches, defaults or repudiations (i) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) that arise out of the bankruptcy or insolvency of any such other party thereto.

         Section 3.9 Real Property.

         To Seller's Knowledge, Schedule 3.9(a) of the Disclosure Schedules describes in reasonable detail each parcel of real property owned by the Company and/or the Subsidiaries. To Seller's Knowledge, Schedule 3.9(b) of the Disclosure Schedules lists all lease, sublease and license agreements relating to real property leased, subleased or licensed by the Company and/or the Subsidiaries from any third party.

         Section 3.10 Intellectual Property.

         (a) To Seller's Knowledge, Schedule 3.10 of the Disclosure Schedules identifies each patent, copyright registration, trademark and service mark registration, domain name, pending patent or trademark application, applications for registration with respect to any material Company Intellectual Property, and each material license, sublicense, agreement or other permission that the Company or any of the Subsidiaries has granted to any third party with respect to any Company Intellectual Property. Seller has delivered or made available to Purchaser copies of all such patents, registrations, applications, licenses, sublicenses, agreements and permissions, each as amended to date.

         (b) To Seller's Knowledge, Schedule 3.10 of the Disclosure Schedules identifies each material license, sublicense, agreement or other permission pursuant to which the Company or any of the Subsidiaries uses any material item of intellectual property owned by a third party. Except as prohibited by Law, by the terms therein or under any confidentiality agreement, Seller has made available to Purchaser copies of all such licenses, sublicenses, agreements and permissions, each as amended to date.

         Section 3.11 Litigation. To Seller's Knowledge, except as set forth in
Schedule 3.11 of the Disclosure Schedule, there are no legal, administrative, arbitration or other formal proceedings or governmental investigations pending or threatened against (a) the Company or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, or (b) any of the Seller Parties that question the validity of this Agreement or any action taken or to be taken by Seller in connection with this Agreement.

         Section 3.12 Labor and Employment. With respect to the Company and the Subsidiaries, except as set forth in Schedule 3.12 of the Disclosure Schedules, to Seller's Knowledge: (a) there are no strikes, work stoppages or material disputes pending, or to Seller's Knowledge, threatened, that involve any Employees, (b) the Employees are not currently represented by any labor union, and no union organization campaign is in progress with respect to the Employees, and no question concerning representation exists respecting such Employees, (c) there is no unfair labor practice charge or complaint against the Company pending or threatened, before the National Labor Relations Board, (d) there is no pending or threatened grievance, arbitration, demand letter or claim involving an Employee claiming damages in excess of $150,000, and (e) there is no discrimination charge by any Employee with respect to or relating to the Company pending before the Equal Employment Opportunity Commission or any other similar Governmental Entity responsible for the prevention of unlawful employment practices that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         Section 3.13 Legal Compliance. To Seller's Knowledge, the methods and means used by the Company and the Subsidiaries in the day-to-day conduct of their respective businesses in the ordinary course comply in all material respects with all applicable Laws, and no action, proceeding, investigation, complaint, demand or notice has been filed or commenced or, to Seller's Knowledge, threatened against the Company or any of the Subsidiaries alleging any failure to so comply, except for any of the foregoing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         Section 3.14 Permits. To Seller's Knowledge, the Company and the Subsidiaries have obtained or applied for, and are in material compliance with, all material Permits that are required by any Governmental Entity to permit the Company and the Subsidiaries to conduct their respective day-to-day operations as presently conducted in the ordinary course, except for such failures to hold or comply with such Permits that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         Section 3.15 Brokers' Fees. Except for any fees or commissions payable to Morgan Stanley & Co. Incorporated, which Seller shall pay, none of the Seller Parties has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

         Section 3.16 Bank Accounts. To Seller's Knowledge, Schedule 3.16 of the Disclosure Schedules lists each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which the Company or any of the Subsidiaries has an account or safe deposit box relating to the Company or any of the Subsidiaries and the names and identification of all Persons authorized to draw thereon or to have access thereto. Neither Seller, nor any employee, officer or director thereof, has withdrawn, transferred or received, whether pursuant to a "sweep" agreement or otherwise, any funds from the various bank accounts of the Company or any Subsidiary thereof on or after December 1, 2002.

         Section 3.17 Intercompany Obligation. The obligations of the Company with respect to the Intercompany Obligation have been fully terminated with no further liability to the Company.

         Section 3.18 Limitation on Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 3, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE SHARES, THE COMPANY OR THE SUBSIDIARIES, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO ENVIRONMENTAL MATTERS, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. ALL OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY DISCLAIMED.

                                   ARTICLE 4
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to Seller as follows:

         Section 4.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership or operation of its assets and properties requires such qualification or license, except where the failure to so qualify or be so licensed would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of Purchaser to consummate the transactions contemplated hereby. Purchaser has all requisite corporate power and authority to carry on its business as currently conducted.

         Section 4.2 Authorization of Transaction. Purchaser has full corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes the valid and legally binding obligation of Purchaser, enforceable against it in accordance with its terms and conditions, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights, or by general equity principles, including principles of commercial reasonableness, good faith and fair dealing.

         Section 4.3 Purchaser Noncontravention. Neither the execution and delivery of this Agreement by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby, will conflict with or result in a breach of any provision of the charter, bylaws or similar organizational documents of Purchaser.

         Section 4.4 Litigation. There are no legal, administrative, arbitration or other formal proceedings or governmental investigations pending or, to Purchaser's knowledge, threatened that question the validity of this Agreement or any action taken or to be taken by Purchaser in connection with this Agreement.

         Section 4.5 Availability of Funds. Purchaser has sufficient funds available to perform its obligations pursuant to this Agreement in accordance with the terms and conditions contained herein.

         Section 4.6 Brokers' Fees. Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

         Section 4.7 Investment Intent. Purchaser is acquiring the Shares for its own account for the purpose of investment, not as a nominee or agent, and not with a view to or for sale, resale or other distribution thereof in any manner that is in violation of the Securities Act.

         Section 4.8 Plan of Purchaser. Purchaser has no current plan or intention to liquidate or to merge into the Company.

                                   ARTICLE 5
                           SECTION 338(H)(10) ELECTION

         Purchaser and Seller agree that:

         Section 5.1 Section 338(h)(10) Election. Purchaser and Seller shall join in making an election under Code Section 338(h)(10) by jointly executing and delivering five copies of IRS Form 8023 at the Closing. Immediately after the Closing, the parties shall cause such forms to be filed with the IRS. As soon as reasonably practicable after the Closing, but no later than December 15, 2002, the parties shall jointly make any corresponding elections under state, local, or foreign tax law.

                                   ARTICLE 6
                             POST-CLOSING COVENANTS

         Purchaser and Seller agree that with respect to the period following the Closing:

         Section 6.1 General. In case at any time after the Closing Date any further action is reasonably necessary to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other party reasonably may request, at the sole cost and expense of the requesting party (unless otherwise specified herein).

         Section 6.2 Litigation Support. In the event and for so long as either party is actively contesting or defending against any third-party charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction involving the Company or any of the Subsidiaries, the other party will reasonably cooperate with the contesting or defending party and its counsel in the contest or defense, make available its personnel and provide such testimony and access to its books and records as may be reasonably requested in connection with the contest or defense, at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Article 8).

         Section 6.3 Agreements Regarding Tax Matters.

         (a) Seller shall be solely responsible for, and shall promptly and timely pay: (i) all federal, state and local income taxes, which may be imposed on, assessed against, or otherwise be due and payable by the Company and/or the Subsidiaries with respect to Pre-Closing Periods; (ii) all sales/use and/or employment taxes (including, as part thereof, any withholding obligations with respect to compensation paid to its officers and/or employees), which may be imposed on, assessed against, or otherwise be due and payable by the Company and/or the Subsidiaries with respect to Pre-Closing Periods and which are not disclosed on Schedule 6.3 attached hereto (as to the amount and the taxing authority to which the amounts are due and payable); (iii) all Taxes imposed as a result of the Section 338(h)(10) election described above in Article 5 ; and
(iv) any federal and state income taxes imposed on the Company or any of the Subsidiaries because they were members of any affiliated group filing a Tax Return on a consolidated, combined or unitary basis for a Pre-Closing Period.

         (b) The Company and the Subsidiaries shall be solely responsible for all Taxes imposed on them for any Pre-Closing or Post-Closing Period, other than those Taxes which Seller is responsible to pay, and has agreed to promptly and timely pay, under Section 6.3(a) above and Section 6.3(i) below.

         (c) Seller shall timely prepare and file all federal and state income Tax Returns of, or consolidated, combined or unitary federal and state income tax returns which include, the Company and the Subsidiaries for any Pre-Closing Period, and Seller shall timely pay all federal and state income taxes shown as due on such Tax Returns. Seller shall have the sole right to amend and/or file refund claims with respect to any Tax Return described in the preceding sentence, provided, that any refunds of federal, state or local income taxes shall be for the sole benefit of, and thus retained by, the Seller, while any refunds of Taxes other than federal, state and local income taxes shall be received by Seller in trust for the Company, and shall be paid by Seller to the Company within ten (10) days of the date the same is received by Seller.

         (d) Purchaser shall prepare and file, or cause the Company to prepare and file, all Tax Returns for the Company or the Subsidiaries for any period that includes the Closing Date for all taxes other than those Tax Returns, which Seller is required to prepare relating to federal, state and local income Taxes. Seller shall promptly pay or provide funds to the Company or its subsidiaries (after having been given notice) for all Taxes for which Seller is responsible under Section 6.3(a).

         (e) (i) Seller will retain all income Tax Returns for states which recognize the Section 338(h)(10) Election, along with supporting work papers and other related records for the Company and the Subsidiaries for all Pre-Closing Periods for a period of seven (7) years following the Closing; (ii) the Company shall retain all non-income Tax Returns, along with supporting work papers and other related records for the Company and the Subsidiaries for a period of seven
(7) years following the Closing; and (iii) Seller shall be entitled to copies, at its cost and expense, of all non-income Tax Returns, supporting work schedules or other records retained by the Company under this Section 6.3(e), provided the request is made before the end of the period the records, etc. are required to be retained.

         (f) Purchaser and/or the Company shall promptly notify Seller in writing as soon as it becomes aware of any audit, administrative or judicial proceeding involving the Company or any of the Subsidiaries that relates to any Pre-Closing Period Tax Return (a "Tax Controversy") for which Seller has sole liability pursuant to this Section 6.3. Seller shall have the absolute right to control the conduct of any such Tax Controversy.

         (g) Seller and Purchaser will provide each other with such assistance and information relating to the Company or any of the Subsidiaries as may reasonably be requested in connection with a party's preparation or review of any Tax Returns, or participation in any Tax Controversy, and will each retain and provide to the other party all records and other information which may be relevant thereto which they may have in their possession and/or control at the time the request is made.

         (h) Neither Purchaser nor Seller will settle any Tax liability or compromise any Tax claim relating to the Company or the Subsidiaries, which may affect the liability for Taxes hereunder (or right to Tax benefit) of the other party, without the other party's consent, which consent will not be unreasonably withheld or delayed.

         (i) Purchaser and Seller will each be responsible for fifty percent of any transfer, sales use and other Taxes due in connection with the purchase of the Shares; provided, however, that Seller shall be responsible for any federal, state or local income taxes resulting or arising by reason of the Section 338(h)(10) election to be filed pursuant to Section 5.1 hereof.

         (j) Seller, Purchaser, the Company and the Subsidiaries shall comply with all requirements of Section 5.1 as may occur after Closing.

         Section 6.4 Records and Documents. Unless otherwise expressly indicated herein, Purchaser and Seller will preserve and keep all books and records that relate to the Company and the periods prior to the Closing Date for a period of seven (7) years following the Closing Date. After such seven-year period, each party will provide the other with at least sixty (60) days prior written notice of its intent to dispose of any such books and records, and, subject to the proviso below, the party so notified will be given the opportunity, at its cost and expense, to remove and retain all or any part of such books or records as it may select. During such seven-year period, duly authorized representatives of each party will, upon reasonable notice, have access thereto during normal business hours to examine, inspect and copy such books and records of the other party that relate to both the Company and Pre-Closing Periods; provided, however, that Purchaser shall have access only to pro forma federal and state income tax returns for the Company and the Subsidiaries for Pre-Closing Periods, and provided further that if Purchaser requires access to books and records supporting such federal and state income tax returns, Seller shall make copies of such books and records available to Purchaser, at Purchaser's expense, in a redacted form that does not reveal any information relating to the income tax and other books and records of Purchaser's other businesses. Purchaser acknowledges that immediately following the Closing and for a period of at least sixty (60) days thereafter, Seller requires full and complete access to the Company's books and records that relate to Pre-Closing Periods for purposes of inspection and copying. In addition to Purchaser's other obligations hereunder, Purchaser will, and will cause the Company to, grant such access to Seller and its representatives during regular business hours every business day requested by Seller for such period.

         Section 6.5 Use of Seller's Trademarks. No interest in or right to use the name, logo or other trade dress of Seller is being conveyed pursuant to this Agreement. As promptly as practicable following the Closing, but in no event later than ninety (90) days after the Closing Date, Purchaser will remove or cover references to Seller that appear on any assets or properties of the Company or any of the Subsidiaries, including without limitation, signs, promotional or advertising literature, labels, stationery, office forms and packaging materials. Neither Purchaser nor its Affiliates will in any way use any such items, or use any trademark, trade name, service mark, brand name, trade dress or logo that is likely to cause confusion with any trademark, trade name, service mark, brand name, trade dress or logo of Seller after the Closing Date.

         Section 6.6 Non-Competition.

         (a) Seller agrees that, for a period commencing on the Closing Date and terminating two (2) years after the Closing Date, it will not directly, or indirectly through any of its Affiliates, engage in any Competitive Business anywhere in the States of Florida and Georgia.

         (b) Notwithstanding the provisions of this Section 6.6, (i) no Affiliate of Seller will be prohibited from engaging in any business currently conducted by such Affiliate or any natural extensions thereof and (ii) the acquisition (by asset purchase, stock purchase, merger, consolidation or otherwise) by Seller or any of its Affiliates of the stock, business or assets of any Person that at the time of such acquisition is engaged in any Competitive Business, and the continuation of such Competitive Business following such acquisition, will not be prohibited hereunder if the portion of the revenues of such Person and its subsidiaries on a consolidated basis for the fiscal year ending prior to the date of such acquisition that are attributable to the Competitive Business by such Person and its subsidiaries account for less than 25% of the revenues of such Person and its subsidiaries on a consolidated basis for such fiscal year.

         (c) Nothing in this Section 6.6 will restrict or prevent Seller or any of its Affiliates from holding a stock warrant or any other equity interest in Purchaser or maintaining and/or undertaking passive investments in Persons primarily engaged in the Competitive Business so long as the aggregate interest represented by such investments does not exceed five percent (5%) of any class of the outstanding equity securities of any such Person.

         (d) If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.6 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified.

         Section 6.7 Non-Solicitation of Employees. For a period commencing on the Closing Date and terminating two (2) years after the Closing Date, (a) Purchaser will not, and will cause its Affiliates not to, solicit any employee of Seller for employment by Purchaser or any of its Affiliates without the prior written consent of Seller, and (b) Seller will not, and will cause its Affiliates not to, solicit any employee of the Company for employment by Seller or any of its Affiliates, without the prior written consent of Purchaser. For purposes of this Section 6.7, an employee will not be deemed to have been solicited for employment if such employee or its agent has initiated any communication or contact for the purpose of discussing any potential employment of such employee, or such employee responds to a general public advertisement or other general solicitation of employment. Nothing herein will prohibit either of the parties or any of their respective Affiliates from employing or offering to employ any employee if such employee was not solicited for employment.

         Section 6.8 Employee Benefits Matters.

         (a) Effective as of the Closing Date, Seller will vest all Employees in their 401(k) plan account balances and treat such Employees as terminated under such plan, such that the Employees will cease to participate in Seller's 401(k) plans and be eligible for account distributions.

         (b) Effective as of the Closing Date, the Employees will cease to participate in any Employee Welfare Benefit Plans of Seller and will be eligible to participate in all Employee Welfare Benefit Plans of Purchaser that are generally available to employees of Purchaser, except in cases where the Company has a corresponding Employee Welfare Benefit Plan. Any restrictions on coverage for pre-existing conditions under each such Employee Welfare Benefit Plan of Purchaser will be waived for the Employees and the Employees will receive credit under each such Employee Welfare Benefit Plan of Purchaser for payments under a deductible limit made by them and for out-of-pocket maximums applicable to them during the plan year of the Employee Welfare Benefit Plan of Seller, in the event that Seller maintained a corresponding Employee Welfare Benefit Plan. The benefits provided to the Employees under each Employee Welfare Benefit Plan of Purchaser will not be deemed to be continuations of or successors to any Employee Welfare Benefit Plan of Seller or the Company.

         (c) As between Purchaser and Seller: (1) Purchaser shall assume and thereafter pay, perform and discharge, or cause the Company to pay, perform and discharge, any and all employment, compensation, severance and employee benefit liabilities, responsibilities and obligations of the Company and any of its Subsidiaries with respect to their Employees, including, without limitation, any and all claims under the Worker Adjustment and Retraining Notification Act, any and all claims of employment discrimination under any local, state, or federal Law or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the American with Disabilities Act of 1990; the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990; and Section 510 of ERISA, whether such liabilities, responsibilities and obligations are incurred as the result of incidents occurring before or after the Closing, while (2) Seller shall assume and thereafter pay, perform and discharge: (A) any and all severance payments that may be owed to Ken Stauffer, Michelle Westich, Glenn Mah, David Dowell and Sonia Laguna upon the occurrence of or in connection with the proposed sale of the Shares pursuant to this Agreement and/or a change in control event at the Company (as such terms are defined in, and only to the extent such obligations are provided for under, agreements currently in effect between each of the foregoing and the Company), but excluding any commissions, salary, bonuses and other compensation and benefits to which such persons would be entitled in the ordinary course of business if the transactions contemplated by this Agreement did not occur and (B) any and all payments that may be owed to
E. Craig Sanders and Carlos Rojas pursuant to agreements currently in effect between each of them and Seller. Seller agrees that Purchaser may, however, cause the Company to retain the services of one or more of the individuals named above in this Section 6.8(c) for a period of up to sixty (60) days following the Closing (the "Transition Period"), in which case, as between the parties: (i) the Company shall pay the base salary and applicable benefit costs for each such individual for services rendered during the Transition Period and (ii) Seller shall pay any and all amounts described above which may be due and payable to said individuals on account of the sale of the Shares pursuant to this Agreement, or by reason of the change of control resulting therefrom, if and when they are terminated by Purchaser. Except with respect to the liabilities expressly retained by Seller for the named individuals pursuant to subclause
(2)(A) and (2)(B) above, in the event that Seller or an Affiliate of Seller (other than the Company and its Subsidiaries) or any Employee Welfare Benefit Plan maintained by Seller or any of such other Affiliates directly or indirectly incurs any costs, liabilities, obligations or legal expenses related to any such incidents, Purchaser shall reimburse and indemnify Seller and its Affiliates for any and all such costs, liabilities, obligations and expenses.

         (d) For a period beginning on the Closing Date and ending on the second anniversary thereof, Purchaser agrees that it will not rehire or otherwise retain the services of any of the individuals named in subclause (2)(A) of
Section 6.8(c) within two years of the termination date of such individual. If Purchaser does rehire or otherwise retain the services of any of the foregoing individuals within two years of the termination date of such individual, Purchaser shall reimburse and indemnify Seller and its Affiliates for a pro rata portion of all severance payments described in subclause (2)(A) of Section 6.8(c) paid, or to be paid, to or on behalf of such individual. The Purchaser's pro rata portion shall be equal to (i) the total amount of all severance payments described in subclause (2)(A) of Section 6.8(c) paid, or to be paid, to or on behalf of such individual (ii) multiplied by the percentage equal to (x) the total number of calendar days from the date of rehire (or other engagement of services) until the second anniversary of the termination date (y) divided by 730 (total number of days in the two year period). The Purchaser's pro rata portion shall be due and payable to the Seller within thirty days of the date of rehire (or other engagement of services).

         Section 6.9 Insurance Matters.

         (a) Subject to the terms and conditions set forth herein, Seller agrees to take any and all actions necessary to ensure that, for the period beginning on the Closing Date and ending on the sixtieth (60th) day thereafter (the "Transition Period"), the Company is a named insured, and/or an additional insured, and shall have, as a result thereof, the same insurance coverage, protection and rights with respect to any claims made against it, its assets or its current or former employees, whether such claims arise prior to, on or after the Closing Date, which the Company had or has (directly or through Seller's insurance policies) immediately prior to the Closing Date under those insurance policies set forth on Schedule 6.9 hereof to the extent permitted by the applicable insurer; provided, however that, the Company, not Seller, will bear the cost of all claims, that would, as of the Closing Date be self-insured claims, as well as all other claims for which the Company has no third-party coverage as of the Closing Date, and the Company will pay the premiums (or its proportionate share of applicable premiums) for all coverage available to it during such 60-day period.

         (b) Notwithstanding the provisions of Section 6.9(a), Seller will have no obligation to pursue any claims or coverage disallowed by the Company's insurers, or to litigate to enforce any Company claim, and Purchaser hereby indemnifies and holds Seller harmless from and against all costs, expenses or other liabilities (including applicable premiums, fees and compliance costs, other than standard administrative costs) incurred by Seller or any of its Affiliates as a result of the coverages being provided and the handling of claims thereunder.

         (c) Upon the termination of the 60-day period described in Section 6.9(a), Seller will continue to allow claims to made by the Company pursuant to any third-party insurance policy covering the Company, and will cooperate with Purchaser and the Company in submitting Company Claims (or pursuing Company Claims previously made) on behalf of Purchaser or the Company under Seller's Insurance Policies, but solely with respect to occurrences arising on or before the end of the Transition Period, and only to the extent accepted by the insurer.

         (d) Notwithstanding the foregoing, to the extent that (i) any insurance policies controlled by Seller and its Affiliates ("Seller's Insurance Policies") cover any loss, liability, claim, damage or expense relating to the Company, the Subsidiaries or their businesses, assets or current or former employees ("Company Liabilities") and relating to or arising out of occurrences through the date of the Closing and (ii) Seller's Insurance Policies continue after the Closing to permit claims to be made thereunder with respect to Company Liabilities relating to or arising out of occurrences through the date of the Closing ("Company Claims"), Seller shall cooperate and cause its Affiliates to cooperate with Purchaser and the Company in submitting Company Claims (or pursuing Company Claims previously made) on behalf of Purchaser or the Company under Seller's Insurance Policies; provided that Seller shall be under no obligation to commence or maintain litigation to enforce any Company Claim and that Purchaser shall reimburse, indemnify and hold Seller and its Affiliates harmless from all liabilities, costs and expenses (including without limitation, all present or future premiums, deductibles, legal and administrative costs, attorney's fees, overhead and costs of compliance under Seller's Insurance Policies) of any nature actually incurred by Seller or its Affiliates as a result of Company Claims made under Seller's Insurance Policies. Upon the incurrence or accrual of any such liability, cost or expense relating to Company Claims made under Seller's Insurance Policies and upon receipt from Seller of a statement of the amount of such liabilities, costs and expenses in reasonable detail, from time to time, Purchaser agrees to pay promptly to Seller or its Affiliates the amount indicated in such statement.

         Section 6.10 Guaranteed Obligations. From and after the Closing, Purchaser will cause the Company or a Subsidiary, as appropriate, fully to perform and observe all of the obligations required to be performed and observed by the Company or such Subsidiary under each agreement, instrument or other obligation listed on Schedule 6.10 of the Disclosure Schedules with respect to which Seller or any of its Affiliates other than the Company and the Subsidiaries is obligated in any fashion as a guarantor, sponsor or otherwise; provided, however, that Purchaser shall use commercially reasonable efforts to obtain the complete release and discharge of Seller and such Affiliates from such obligations by duly executed instruments in form reasonably satisfactory to Seller as soon as practicable after the Closing. Pending such complete release and discharge or termination, Purchaser shall not permit the Company, the Subsidiaries or any of their successors to amend or modify the terms of any such obligation for which Seller or any of its Affiliates other than the Company and the Subsidiaries is liable for or obligated to pay in any way, directly or indirectly, or exercise any right to, or agree to, extend the terms of such obligation or assign or subcontract any agreement or arrangement containing any such obligation to any party in any manner which in any case increases the amount or duration of Seller's or its Affiliates' responsibility thereunder.

         Section 6.11 Series A Preferred Stock. Seller agrees to take, and to cause the Company and each of Seller's other Affiliates to take, any additional actions as may be necessary in order to ensure that the issued and outstanding Series A Preferred Stock have been redeemed, retired or cancelled at or prior to the Closing.

         Section 6.12 EPIK Latin America.

         (a) Within ten days following the Closing Date, Purchaser shall file or cause the Company to file with the FCC an application seeking the consent of the FCC to transfer control of EPIK Latin America to the Company or, as Seller and Purchaser may mutually agree, the assignment by EPIK Latin America to the Company of the International Section 214 Authorization held by EPIK Latin America. Seller shall cooperate, and shall cause EPIK Latin America to cooperate with the Company to prepare such application. Each of Seller and Purchaser shall use its reasonable commercial efforts to obtain expeditious approval of such application.

         (b) Within five days after the FCC's approval of the application seeking transfer of control or assignment of the International 214 Authorization to the Company is effective, Seller shall transfer, assign, convey and deliver to the Company, and Seller shall cause the Company to accept, all of Seller's right, title and interest in and to all of the issued and outstanding shares of capital stock of EPIK Latin America, free and clear of all Liens.

         (c) Until Seller transfers ownership of EPIK Latin America to the Company, Seller shall not permit EPIK Latin America to engage in any business other than the performance of its obligations under the contracts listed on Schedule A to the Asset Transfer Agreement.

         (d) Notwithstanding any other provision hereof, those contracts listed on Schedule A to the Asset Transfer Agreement shall be treated as if they were retained by the Company for purposes of defining Net Cash Revenues; provided, however, that any administrative fees charged by EPIK Latin America under those contracts prior to the transfer of the stock of EPIK Latin America to the Company shall not be included in the calculation of gross contractual revenue.

         Section 6.13 360networks Claim. Seller agrees to take such actions as may be necessary in order to provide the Purchaser with twenty-five percent (25%) of the proceeds (whether in cash or equity) from any recovery that the Seller receives, within thirty (30) days of such receipt by Seller, with respect to any disposition in the Reorganization of 360networks (USA) Inc. et. al. pursuant to Case No. 01-12721 in the U.S. Bankruptcy Court for the Southern District of New York; provided that Seller shall be responsible for all administrative costs related to such case.

         Section 6.14 Amendment to FECR License. Seller agrees to take, or to cause its Affiliates to take, such actions as may be necessary in order to amend
Section 2.4 of the License Agreement between FECR and the Company dated as of April 30, 2000, as amended, to provide that no consideration shall be required by the Company to renew such license.

                                    ARTICLE 7
                               CLOSING CONDITIONS

         Section 7.1 Conditions to Obligation of Purchaser. The obligation of Purchaser to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction on or prior to the Closing Date of the following conditions:

         (a) the representations and warranties of Seller set forth in Article 3 will be true and correct in all material respects as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date);

         (b) there will not be any judgment, order, decree, stipulation, injunction or charge in effect preventing consummation of the transactions contemplated by this Agreement;

         (c) Seller will have delivered to Purchaser a certificate executed as of the Closing Date by an executive officer of Seller to the effect that the conditions specified in clause (a) above have been satisfied;

         (d) Seller will have delivered to Purchaser:

             (i) stock certificates representing all of the Shares, endorsed in blank or accompanied by duly executed assignment document documents;

             (ii) resignations of the directors and officers of the Company and the Subsidiaries requested by Purchaser; and

             (iii) a certified copy of the resolutions of the board of directors of Seller authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement;

         (e) the obligations of the Company with respect to the Intercompany Obligation shall have been fully terminated with no further liability to the Company;

         (f) Seller and the Escrow Agent will have executed and delivered to Purchaser the Escrow Agreement, and Seller will have deposited by wire transfer $17,000,000 in the escrow account established pursuant to the Escrow Agreement subject only to the Closing of this transaction; and

         (g) Seller has delivered to Purchaser a full and complete release, in a form acceptable to Purchaser's counsel, reflecting the release of the pledge, liens and any other encumbrances created or imposed on the shares under the Credit and Pledge Agreement.

         Purchaser may waive any condition specified in this Section 7.1 if it executes a written waiver to that effect at or prior to the Closing.

         Section 7.2 Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

         (a) the representations and warranties of Purchaser set forth in
Article 4 will be true and correct in all material respects as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date);

         (b) there will not be any judgment, order, decree, stipulation, injunction or charge in effect preventing consummation of the transactions contemplated by this Agreement;

         (c) Purchaser will have delivered to Seller a certificate executed as of the Closing Date by an executive officer of Purchaser to the effect that the conditions specified in clause (a) above have been satisfied;

         (d) Purchaser will have delivered to Seller a certified copy of the resolutions of the board of directors of Purchaser authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement;

         (e) Purchaser will have executed and delivered to Seller the Escrow Agreement, the Registration Rights Agreement and the Stock Purchase Warrant; and

         (f) Seller shall have obtained a release, in a form acceptable to Purchaser's counsel, from Seller's lenders under the Credit and Pledge Agreement with respect to the transactions contemplated by this Agreement.

         Seller may waive any condition specified in this Section 7.2, except for Section 7.2(f), if it executes a written waiver to that effect at or prior to the Closing.

                                   ARTICLE 8
                     REMEDIES FOR BREACHES OF THIS AGREEMENT

         Section 8.1 Indemnification by Seller.

         (a) Subject to the terms and conditions of this Article 8, and as Purchaser's sole and exclusive remedy (in contract, tort or otherwise) in connection with the transactions contemplated by this Agreement, Seller agrees to indemnify and hold Purchaser and its Affiliates (each, a "Purchaser Indemnified Party") harmless from, against and in respect of all damages, losses, liabilities, claims, deficiencies or expenses resulting from, or arising out of, any of the following (collectively, "Purchaser Claims"):

             (i) any breach of the representations and warranties made by Seller in this Agreement;

             (ii) the nonfulfillment of any covenant or agreement of Seller pursuant to this Agreement, other than Seller's obligations under Article 6 or
Article 9; and

             (iii) Seller's obligations under Article 6 or Article 9 of this Agreement;

             (iv) together with any and all actions, suits, claims, proceedings, investigations, audits, demands, assessments, fines, judgments, costs and other expenses (including, without limitation, reasonable audit and legal fees) incurred by a Purchaser Indemnified Party in connection therewith.

         (b) The obligations of Seller pursuant to this Section 8.1 shall: (i) terminate on (A) the six-month anniversary of the Closing Date with respect to Purchaser Claims arising under provisions identified in paragraphs (A) and (B) of subclause 8.1(b)(iii), and (B) the one-year anniversary of the Closing Date with respect to Purchaser Claims arising under provisions identified in paragraph (C) of subclause 8.1(b)(iii); provided, however, that any Purchaser Claim with respect to Liens on the Shares pursuant to Section 3.5, any Purchaser Claim with respect to Section 3.17 or any Purchaser Claim pursuant to Section 8.1(a)(iii) shall survive indefinitely except as otherwise provided in Article 6 or Article 9; (ii) except with respect to Purchaser Claims under paragraphs (i),
(iii) and (iv) of Section 6.3(a) and Section 3.17, not apply to any Purchaser Claims, or the costs of defense thereof, until the aggregate of all losses, liabilities, damages and expenses actually incurred by all Purchaser Indemnified Parties resulting therefrom total an aggregate of $500,000 (the "Deductible"), in which event this indemnity shall apply to all subsequent Purchaser Claims in excess of the Deductible; and (iii) except with respect to Purchaser Claims under paragraphs (i), (iii) and (iv) of Section 6.3(a) and Section 3.17, be limited to, and shall not, exceed, the following amounts:

                  (A) For Purchaser Claims related to Sections 3.3, 3.8, 3.10, 3.11, 3.12, 3.13, 3.14, and 3.16, the indemnity applicable to said Purchaser Claims shall be the lesser of (i) the aggregate amount of all Purchaser Claims relating thereto, less the Deductible, or (ii) $200,000;

                  (B) For Purchaser Claims related to Sections 3.4, 3.6, and 3.9 the indemnity applicable to said Purchaser Claims shall be the lesser of (i) the aggregate amount of all Purchaser Claims relating thereto, less the Deductible, or (ii) $300,000;

                  (C) For all other Purchaser Claims, the indemnity applicable to said Purchaser Claims shall be the lesser of (i) the aggregate amount of all Purchaser Claims relating thereto, less the Deductible, or (ii) $1,000,000.

Notwithstanding subclause 8.1(b)(i) above, but subject to the remainder of
Section 8.1, any Purchaser Claim timely made in accordance with Section 8.3 shall survive until resolved.

         Section 8.2 Indemnification by Purchaser.

         (a) Subject to the terms and conditions of this Article 8, and as Seller's sole and exclusive remedy (in contract, tort or otherwise) in connection with the transactions contemplated by this Agreement, Purchaser agrees to indemnify and hold Seller and its present and future Affiliates (collectively, the "Seller Indemnified Parties") harmless from, against and in respect of any and all damages, losses, liabilities, claims, deficiencies or expenses resulting from, or arising out of, any of the following (collectively "Seller Claims," and together with the Purchaser Claims, the "Claims"):

             (i) any breach of the representations and warranties made by Purchaser in this Agreement or Purchaser's ownership and operation of the Company after the Closing Date;

             (ii) the nonfulfillment of any covenant or agreement of Purchaser pursuant to this Agreement, other than Purchaser's obligations under Article 6 or Article 9; and

             (iii) Purchaser's obligations under Article 6 or Article 9 of this Agreement;

             (iv) together with any and all actions, suits, claims, proceedings, investigations, audits, demands, assessments, fines, judgments, costs and other expenses (including, without limitation, reasonable audit and legal fees) incurred by a Seller Indemnified Party in connection therewith.

         (b) Purchaser's obligations pursuant to this Section 8.2 shall terminate on the one-year anniversary of the Closing Date; provided, however, that any Seller Claim pursuant to Section 8.2(a)(iii) shall survive indefinitely except as otherwise provided in Article 6 or Article 9. Notwithstanding the preceding sentence, but subject to the remainder of Section 8.2, any Seller Claim timely made in accordance with Section 8.3 shall survive until resolved.

         Section 8.3 Procedure for Indemnification. No party hereto shall be liable for any Claim for indemnification under this Article 8 unless written notice of a Claim for indemnification is delivered by the party seeking indemnification (the "Indemnitee") to the party from whom indemnification is sought (the "Indemnitor") prior to the expiration of the applicable survival period, if any, set forth in Sections 8.1 and 8.2. All notices given pursuant to this Section shall set forth with reasonable specificity the basis of the Claims for indemnification. In case of any claim by a third party, any suit, any claim by any Governmental Entity, or any legal, administrative or arbitration proceeding with respect to which Seller or Purchaser may have liability under the indemnity agreements contained in this Article 8, the Indemnitor shall be entitled to participate therein, and, to the extent desired, to assume the defense thereof, and after notice of its election to assume the defense thereof, the Indemnitor will not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof, other than reasonable costs of investigation, unless the

Indemnitor does not actually assume the defense thereof following notice of such election. The Indemnitee and the Indemnitor shall make available to each other and their attorneys and representatives at all reasonable times, all books and records relating to such Claim, and will render to each other such assistance as may reasonably be requested in order to ensure proper and adequate defense of any such Claim. Neither the Indemnitee nor the Indemnitor will make any settlement of any Claim that might give rise to liability of the other under the indemnity agreements contained in this Article 8 without the consent of the other, which consent shall not be unreasonably withheld. If the Indemnitor elects to settle any such Claim and the Indemnitee refuses to consent to such compromise or settlement, then the liability of the Indemnitor to the Indemnitee shall be limited to the amount offered by the Indemnitor in compromise or settlement.

         Section 8.4 Certain Limitations. An Indemnitor shall not be liable under this Article 8 for a Claim resulting from any event relating to a breach of any representation or warranty if the Indemnitor can establish that the Indemnitee had actual knowledge of such event on or before the Closing Date. An Indemnitor shall not be liable for any Claim for indemnification under this
Article 8 with respect to incidental, special, punitive or consequential damages of any kind, including consequential damages resulting from business interruption or lost profits.

         Section 8.5 Certain Benefits. The amount of any indemnification payable under this Article 8 shall be net of (i) any Tax benefits for which the Indemnitee actually receives a benefit (all Indemnitees being obligated to take reasonable actions to receive such benefits, however, no Indemnitee shall be obligated to take any actions that may otherwise adversely affect such Indemnitee or its Affiliates) by reason of the Claim giving rise to the indemnification payment and (ii) the receipt of any insurance proceeds paid or payable to the Indemnitee under any policies of insurance covering the loss giving rise to the Claim. The Indemnitee will use reasonable commercial efforts to collect any such insurance and will account to the Indemnitor therefor. The parties agree to respond within a reasonable time to any inquiry by the other party as to the status of any such insurance payment.

         Section 8.6 Treatment of Indemnity Payments. All indemnification payments made pursuant to this Agreement will be treated by the parties as adjustments to the Purchase Price.

                                    ARTICLE 9
                                  MISCELLANEOUS

         Section 9.1 Survival of Obligations. The representations, warranties and covenants or other agreements of the parties contained in this Agreement shall survive as provided in Sections 8.1(b) and 8.2(b) hereof.

         Section 9.2 Public Announcements. No party shall issue any press release or public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other party, provided, however, that any party may make any public disclosure it believes in good faith is required by applicable Law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing party will use its reasonable commercial efforts to advise the other party prior to making the disclosure).

         Section 9.3 Expenses. Each of Purchaser and Seller will bear its own costs and expenses (including legal and investment banking fees and expenses) incurred in connection with this

Agreement and the transactions contemplated hereby, whether or not such transactions are consummated. Seller agrees to indemnify and hold harmless Purchaser from and against any liability or obligation to pay any fees or commissions to any broker, finder or agent engaged or employed by Seller with respect to the transactions contemplated by this Agreement (including the fee payable by Seller to Morgan Stanley & Co., if any, as set forth above), and Purchaser agrees to indemnify and hold harmless Seller from and against any liability or obligation to pay any fees or commissions to any broker, finder or agent engaged or employed by Purchaser with respect to the transactions contemplated by this Agreement. This Section 9.3 shall survive the termination of this Agreement.

         Section 9.4 Disclosure Schedules. The representations and warranties of Seller set forth in this Agreement are made and given subject to the disclosures contained in the Disclosure Schedules. Seller shall not be, or be deemed to be, in breach of any such representations and warranties (and no claim shall lie in respect thereof) in respect of any such matter so disclosed in the Disclosure Schedules. Where only brief particulars of a matter are set out or referred to in the Disclosure Schedules, or a reference is made only to a particular part of a disclosed document, full particulars of the matter and the full contents of the document are deemed to be disclosed. The specific disclosures set forth in the Disclosure Schedules have been organized to correspond to section references in this Agreement to which the disclosure may be most likely to relate, but such disclosure shall apply to and shall be deemed to be disclosed for the purposes of this Agreement generally, and shall be deemed to be exceptions to or modifications or qualifications of all of the representations and warranties contained herein to the extent applicable. Purchaser shall be deemed to be aware of and there are deemed to have been disclosed to Purchaser as if herein set forth (a) all matters fairly disclosed or referred to or contained in this Agreement and in all documents specifically referred to therein, (b) the contents of and all matters referred to in the documents specifically listed in the Disclosure Schedules, and (c) all matters contained in the Financial Statements. In the event that there is any inconsistency between this Agreement and matters disclosed in the Disclosure Schedules, information contained in the Disclosure Schedules shall prevail and shall be deemed to be the relevant disclosure.

         Section 9.5 Specific Performance. The parties agree that irreparable damage would occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms. It is accordingly agreed that the parties will be entitled to specific performance of the terms of this Agreement, without posting a bond or other security, this being in addition to any other remedy to which they are entitled at law or in equity.

         Section 9.6 Amendment; Successors and Assigns. This Agreement may be amended by the execution and delivery of a written instrument by or on behalf of Seller and Purchaser. Neither this Agreement nor any of the rights, interests or obligations provided by this Agreement may be assigned by any of the parties (whether by operation of Law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         Section 9.7 Waiver. No agreement extending or waiving any provision of this Agreement will be valid or binding unless it is in writing and is executed and delivered by or on behalf of the party against which it is sought to be enforced.

         Section 9.8 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

         Section 9.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all such counterparts taken together will constitute one and the same Agreement.

         Section 9.10 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and will not constitute a part of this Agreement.

         Section 9.11 Notices. Any notice, request, instruction or other document to be given hereunder shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by reputable national express courier, shipping cost prepaid, or by facsimile, according to the instructions set forth below. Such notices shall be deemed given: at the time delivered by hand, if personally delivered; three business days after having been sent by registered or certified mail; one business day after having been sent by express courier; and at the time when receipt is confirmed by the receiving facsimile machine if sent by facsimile.

If to Seller:                       Florida East Coast Industries, Inc.
                                    One Malaga Street
                                    P.O. Box 1048
                                    St. Augustine, FL 32085
                                    Attention:     Heidi Eddins, Executive Vice
                                                   President and General Counsel
                                    Facsimile No.: (904) 826-2379

With a copy (which will not
constitute notice) to:              Jenner & Block, LLC
                                    Suite 1200 South
                                    601 Thirteenth Street, NW
                                    Washington, DC  20005
                                    Attention:     John E. Welch
                                    Facsimile No.: (202) 661-4980

If to Purchaser:                    Odyssey Telecorp, Inc.
                                    c/o Venture Asset Group
                                    444 High Street, Suite 400
                                    Palo Alto, CA  94301
                                    Attention:     Sean Doherty, President
                                    Facsimile No.: (650) 470-7512

With a copy (which will not
constitute notice) to:              Richard Saffir, Esq.
                                    c/o Teresa V. Pahl, Esq.
                                    Hanson, Bridgett, et.al
                                    333 Market Street, Suite 2300
                                    San Francisco, CA 94105-2173
                                    Facsimile No.: (415) 541-9366


or to such other address or to the attention of such other party that the recipient party has specified by prior written notice to the sending party in accordance with the preceding.

         Section 9.12 No Third-Party Beneficiaries. The terms and provisions of this Agreement will not confer third-party beneficiary rights or remedies upon any Person or entity other than the parties hereto and their respective successors and permitted assigns.

         Section 9.13 Force Majeure. No party hereto will be liable to the other party for any failure or delay in the performance of its obligations under this Agreement to the extent such failure or delay is the direct result of a fire, flood, earthquake, hurricane, riot, civil disorder, war, labor dispute, act of terrorism or any other cause beyond the reasonable control of the party whose performance is delayed or otherwise affected by such event (each such event, a "Force Majeure Event"). The party whose performance is affected by a Force Majeure Event will use reasonable commercial efforts to avoid, remove or minimize the impact of such event on the performance of its obligations at the required level at the earliest possible date. If any party is, or anticipates it is likely to be, delayed or prevented from performing its obligations in connection with a Force Majeure Event, such party will promptly notify the other party by telephone with confirmation in writing within two business days after the inception of such delay.

         Section 9.14 Confidentiality. Seller agrees that for a period commencing on the Closing Date and terminating two years after the Closing Date, it will keep confidential and will use its reasonable commercial efforts to cause its Affiliates and representatives to keep confidential (except as may be disclosed to Seller's attorneys, accountants, financial advisors or other representatives, or as required by Law) all confidential information relating directly to the Company that remains in the possession of Seller or its Affiliates after the Closing. Notwithstanding the foregoing, the term "confidential information" will not be deemed to include any information that
(a) is or becomes generally known by the public (other than as a result of a breach of this Agreement) or is a recognized standard industry practice, (b) was or becomes available to Seller on a non-confidential basis from a Person who is not known to Seller to be legally prohibited from transmitting the information to Seller, or (c) was or is developed by Seller independently of and without reference to any confidential information. In addition to the foregoing, in no event shall the terms or provisions of this Agreement be disclosed to any party except (i) the financial and/or tax advisors of each party, provided said disclosure is undertaken pursuant to a signed confidentiality agreement which precludes further disclosure by the same without the consent of the parties hereto, or (ii) as may be required by law, in which case, the party believing that it is legally required to disclose the same will first give written notice to the other party. Notwithstanding the foregoing, Purchaser acknowledges that Seller may file this Agreement and any exhibits and schedules hereto with the SEC and may provide written descriptions of such documents in filings with the SEC to the extent that Seller, in its sole discretion, deems such filings necessary.

         Section 9.15 Entire Agreement. This Agreement (including all schedules hereto, which are incorporated herein by this reference), the Warrants, the Registration Rights Agreement and the Escrow Agreement collectively constitute the entire agreement between the parties and supersede any prior and contemporaneous understandings, agreements or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof.

         Section 9.16 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction will be applied against any party. The use of the word "including" in this Agreement means "including without limitation" and is intended by the parties to be by way of example rather than limitation.

         Section 9.17 Schedules. The Schedules attached to this Agreement are made a part of this Agreement as if set forth in full herein.

         Section 9.18 Consent to Jurisdiction. Each of the parties to this Agreement consents to submit to the personal jurisdiction of any state or federal court sitting in the State of Florida, in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties to this Agreement agrees not to assert in any action or proceeding arising out of or relating to this Agreement that the venue is improper, and waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.

         Section 9.19 Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY LAW OR RULE THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK TO BE APPLIED.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first written above.

                                         FLORIDA EAST COAST INDUSTRIES, INC.



                                         By:____________________________________
                                            Robert F. MacSwain
                                            Vice Chairman

                                         ODYSSEY TELECORP, INC.



                                         By:____________________________________
                                            Sean P. Doherty
                                            President

Schedules and Attachments to Stock Purchase Agreement

The following are either exhibits attached to the Stock Purchase Agreement (SPA) or disclosure schedules referenced in and attached to the SPA. A copy of any of the following will be supplied to the Commission upon request:

    Schedule 3.4      Audited Financial Statements
                      Audited Financial Statements of EPIK Communications Incorporated for the years ended December 31, 2001 and 2000 and the period May 1, 1999 (inception) to
                      December 31, 1999 and unaudited Interim Financial Statements as of September 30, 2002.
    Schedule 3.5      Capitalization
                      Listing of Stock Appreciation Rights of EPIK that remain outstanding
    Schedule 3.6      Absence of Changes
                      Schedule of various transactions and commitments of EPIK entered into after August 31, 2002.
    Schedule 3.7      Tax Matters
                      List of Tax Returns filed with respect to EPIK
    Schedule 3.8      Contracts
                      Description of certain breaches or defaults with respect to EPIK contracts
    Schedule 3.9      Real Property
                      List of Real Property owned and or leased by EPIK
    Schedule 3.10     Intellectual Property
                      Description of Intellectual Property owned by EPIK or subject to license agreements
    Schedule 3.11     Litigation
                      Description of pending EPIK litigation
    Schedule 3.12     Labor and Employment
                      Description of pending Equal Employment Opportunity Commission matter
    Schedule 3.16     Bank Accounts
                      Description of EPIK bank accounts
    Schedule 6.3 Certain Pre-Closing Taxes paid by Purchaser Identification of certain pre-closing taxes to be paid by Odyssey Telecorp, Inc.
    Schedule 6.9      Transition Insurance Policies

                      Description of EPIK Insurance Policies in place during transition
    Schedule 6.10     Guaranteed Obligations
                      List of EPIK Obligations guaranteed by FECI

    Exhibit A         Form of Escrow Agreement
                      Escrow Agreement, dated as of December 3, 2002, by and among the Florida East Coast Industries, Inc., Odyssey
                      Telecorp, Inc., and Wachovia Bank, N.A.

    Exhibit B         Form of Registration Rights Agreement
                      Registration Rights Agreement, as of December 3, 2002, between Odyssey Telecorp, Inc. and Florida East Coast
                      Industries, Inc.


    Exhibit C         Form of Stock Purchase Warrant
                      Stock Purchase Warrant Agreement, dated December 3, 2002 between Odyssey Telecorp, Inc. and Florida East Coast
                      Industries, Inc.